As filed with the Securities and Exchange Commission on February 14, 2022

Registration No. 333-238120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-238120

UNDER

THE SECURITIES ACT OF 1933

XILINX, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0188631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2100 Logic Drive
San Jose, California 9514

(408) 559-7778

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Victor Peng

President

Xilinx, Inc.

2100 Logic Drive, San Jose, California 95124

(408) 559-7778

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-238120) (the “Registration Statement”) is being filed by Xilinx, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration any and all securities of the Registrant that remain unissued and/or unsold under the Registration Statement.

On February 14, 2022 pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 26, 2020, by and among the Registrant, Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), and Thrones Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AMD (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of AMD.

As a result of the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statement that remain unissued and/or unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on February 14, 2022.

Xilinx, Inc.

By:	/s/ Victor Peng
	Name:	Victor Peng
	Title:	President

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.